FORM OF CONSULTING AGREEMENT

     This Consulting Agreement ("Agreement") is made and entered into this ____ day of _____, 19__, by and between Holiday RV Superstores, Inc., a Florida Corporation ("Company") and ___________ ("Consultant").

                                   WITNESSETH:

     WHEREAS, Company desires to retain consultant to assist the Company in mergers and acquisitions; and, Consultant desires to be retained by the Company as an independent contractor to perform such services, all in accordance with the terms and conditions of this Agreement as hereinafter set forth.

     NOW THEREFORE, for and in consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

     1. EMPLOYMENT. Company does hereby employ Consultant as its Consultant for purposes of assisting the Company in mergers and acquisitions activities as an independent contractor; and, Consultant does hereby accept such employment upon the terms and conditions hereinafter as set forth.

     2. TERM. Subject to the provisions for termination as hereinafter provided, the term of this Agreement shall begin on the above date ( "Effective Date") and shall end on the 30th day of June, 2001.

     3. CONSULTANT'S  COMPENSATION.  Subject to the terms of this Agreement,  as
full  compensation  for  Consultant's   services,  the  Company  shall  pay  the
Consultant as follows:

          3.1 Fees. During the term of this Agreement, the Company shall pay Consultant a total of $_____ in fees payable in monthly installments of $______, in advance, commencing with the Effective Date.

          3.2 Consultant's Cell Telephone Expense. Commencing with the Effective Date of this Agreement and on the first day of each consecutive month thereafter during the term of this Agreement, Company shall reimburse Consultant, in advance and without Consultant's need to comply with the provisions of Paragraph 3.5, the sum of __________ Dollars ($_____) per month as an allowance for Consultant's cellular phone usage.

          3.3 Medical Insurance Benefits. During the term of this Agreement, Consultant shall be a participant in the Company's group health insurance program it has for its employees, Company paying the premium on Consultant and his dependents; or in lieu thereof, at Consultant's option, the Company shall pay Consultant, in advance, on the first day of each month after the Effective Date of this Agreement, as reimbursement of Consultant's expenses for such health insurance for himself and his dependents an amount equal to the cost of such health insurance to Consultant. Nothing herein to the contrary, the Company shall not be obligated under the provisions of this paragraph 3.3, for any amount in excess of COBRA costs of such health insurance to Consultant.

          3.4 Expenses. During the term of this Agreement, Consultant shall be entitled to reimbursement by the Company for all actual, reasonable and direct out-of-pocket travel and entertainment expenses, telephone, fax and all other expenses directly related to Consultant's performance under this Agreement incurred including business expenses the deduction of which is statutorily limited by the Internal Revenue Code by him in the performance of his duties hereunder, provided such expenses (i) are business expenses that are properly tax deductible by the Company; and, (ii) were pre-approved by an appropriate officer of the Company. Consultant shall provide the Company with written documentation of any expense submitted for reimbursement as required by Company by the twentieth (20th) day of the month following the month in which such expenses were incurred and the Company shall reimburse the Consultant upon the first day of the month following the month in which the Consultant has submitted claim for reimbursement hereunder.

          3.5 Stock Options. Upon the execution of this Agreement, the Company will grant to Consultant an option to purchase ______ shares of the Company's common stock, par value $.01, with an exercise price equal tot $_____ per share which option to be in the form attached hereto, marked Exhibit "A", and incorporated by reference herein.

     4. CONSULTANT'S INDEMNIFICATION. Consultant shall indemnify and hold harmless Company from any and all payroll taxes, including but not limited to withholding taxes, social security taxes, medicare/medical taxes, and federal and state unemployment taxes and all penalties and interest thereon that the Company is found to be liable for and/or owing by the Internal Revenue Services and/or Florida and other states' departments of revenue on any amounts paid to Consultant by the Company hereunder.

     5. DUTIES AND OBLIGATIONS OF CONSULTANT. The Consultant shall have the following duties and obligations under this Agreement.

          5.1 Consultant shall report to, and be subject to the authority of the Company's Board of Directors and such persons as it shall direct;

          5.2 Assist Company in the review, analysis and structuring of potential mergers and/or acquisitions as well as Company's negotiation of terms for such acquisitions and due diligence investigations;

          5.3 Review Company's future Business Plans and operating budgets; and,

          5.4 Assist Company in its corporate long range planning and market direction.

     Nothing herein shall require Consultant without Consultant's prior consent to provide services to the Company more than twenty (20) hours per week for more than forty-eight (48) weeks per year.

     6. WORKING FACILITIES. Consultant shall furnish its own office and office staff and such other facilitates, services and personnel, which, in the opinion of the Company and the Consultant are adequate for the performance of Consultant's duties hereunder; provided, Company shall provide at all times during this Agreement an executive office at its home office and office staff for use by Consultant's personnel.

     7. EXPENSES. Subject to the provisions of Paragraph 3.4, Consultant shall pay all expenses incurred by him in carrying out his duties and obligations pursuant to the provisions of this Agreement; including but not limited to, automobile expenses, insurance, entertainment and travel expenses, and the like.

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     8. CONFIDENTIALITY.

          8.1 Consultant agrees that, both during the term of its employment and after the termination of its employment for any reason, Consultant shall not directly or indirectly use or disclose, except as authorized by the Company in connection with the performance of Consultant's duties, any Confidential Information, as defined hereinafter, that Consultant may have or acquire (whether or not developed or complied by Consultant and whether or not Consultant has been authorized to have access to such Confidential Information) during the term of this Agreement. The term "Confidential
     Information" as used in this Agreement shall mean and include any information, data and known-how relating to the Company's business that is disclosed to Consultant by the Company or known by him as a result of his relationship with the Company and not within the public domain (whether constituting a trade secret or not), including without limitation, the following information:

               8.1.1 financial information, such as Company's earnings, assets, debts, prices, fee structure, volumes of purchases or sales or other financial data, whether relating to Company generally, or to particular productions, service, geographic areas, or time periods;

               8.1.2 marketing information, such as details about ongoing or proposed marketing programs or agreements by or on behalf of Company, marketing forecasts or results of marketing efforts or information about impending transactions;

               8.1.3 intellectual property information, such as formulas, design details or parameters, software source codes, proprietary programs, devises, techniques and processes, ongoing or planned joint venture activities, and licensing terms or conditions;

               8.1.4 personnel information, such as employees' personal or medical histories, compensation or other terms of employment, actual or proposed promotions, hiring, resignations, disciplinary actions, terminations or reasons therefor, training methods, performance or other employee information;

               8.1.5 customer information, such as any compilation of past, existing or prospective customers, customer proposals or agreements between customers and Company, status of customer accounts or credit, or related information about actual or prospective customers; or

               8.1.6 information with respect to any customer affairs that the Company agreed to treat as confidential.

               8.1.7 information with respect to possible or actual acquisition candidates and the Company's parameters for acquiring other entities.

The term "Confidential Information" does not include information (I) which is in or comes into the public domain other then through Consultant, (ii) which was in the possession of Consultant before the Effective Date, (iii) which at any time lawfully comes into the Consultant's possession from third parties who have a right to disclose the same.

     8.2. The covenant contained in this Section 8 shall survive the termination of Consultant's employment by the Company for any reason for a period of two (2) years; provided, however, that with respect to those items of Confidential Information which constitute trade secrets under applicable law, Consultant's

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
obligations of confidentiality and non-disclosure as set forth in this Section 8 shall continue to survive after such two (2) year period for as long as such items remain trade secrets under applicable law. These rights of the Company are in addition to those rights the Company has under the common law, applicable statutes for the protection of trade secrets or any other agreement between the Company and Consultant respecting the subject matter hereof.

     9. COVENANT NOT TO COMPETE. Consultant agrees that, both during the term of this Agreement and for a period of two (2) years after its termination for any reason, it shall not directly or indirectly operate, manage, own, control, provide consulting services to, or in any way be connected with or concerned with or be interested fin a business competitive in nature to Company's and its affiliates' businesses; nor shall he engage or participate in any effort or act to induce any of the customers, suppliers, associates, employees, or independent contractors of Company and its affiliates to take any action or refrain from taking any such action or inaction which might be disadvantageous to Company and its affiliates, including, but not limited to the solicitation of Company and its affiliates' customers, suppliers, associates, employees or independent contractors to cease doing business, or to discontinue their association or employment with Company and its affiliates; no shall it engage in casting disparagement upon the Company.

     10. RIGHTS TO MATERIALS. All records, files, memoranda, reports, price lists, customer lists, drawings, plans sketches, documents, product formulas and components and the like (together with all copies thereof) relating to the business of the Company and its affiliates, which Consultant shall use or prepare or come in contact with in the course of, or as a result of, its employment shall as between the parties hereto, remain the sole property of the Company and its affiliates. Upon the termination of its employment or upon the prior demand of the Company, Consultant shall immediately return all such materials and shall not hereafter cause removal thereof from the premises of the Company.

     11. WORKS MADE FOR HIRE. The Company's and Consultant acknowledge that in the course of Consultant's engagement by the Company, Consultant may from time to time create for the Company copyrightable works. Such works may consist of manuals, pamphlets, instruction materials, computer programs, films, tapes or other copyrightable material, or portions thereof, and may be created within or without the Company's facilitates and before, during or after Consultant's normal business hours. All such works related to or useful in the business of the Company are specifically intended to be works made for hire and shall be the property of the Company, and Consultant shall cooperate with the Company in the protection of the Company's copyrights therein, and to the extent deemed desirable by the Company, the registration of such copyrights.

     12. DISCOVERIES. Consultant agrees that any inventions, discoveries or improvements that Consultant may develop or conceive during the course of Consultant's employment shall be the sole property of the Company. Consultant agrees to promptly disclose to the Company in writing all such inventions, discoveries and improvements, whether directly or indirectly related to the business or Products of the Company or whether made solely by the Consultant or in conjunction with others. At the Company's request and expense, both during and after Consultant's employment, Consultant will promptly execute a specific assignment of title to the Company (or any specified member thereof) of each invention, discovery or improvement described in this Section and perform all other acts reasonable necessary to enable the Company to secure a patent therefor in the United States and in foreign countries and to maintain, defend and assert such patents. This obligation shall survive the termination or expiration of this Agreement.

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
     13. TERMINATION.

     13.1 Death. This Agreement shall terminate in the event of the Consultant's death. Except for any compensation under Section 3, accrued, vested and unpaid as of the date of any such termination, the Company shall be under no further obligation hereunder to the Consultant or to Consultant's heirs or personal representatives, and the Consultant or Consultant's heirs or personal representatives no longer shall be entitled to receive any payments or any other rights or benefits under this Agreement.

     13.2 Disability. The Company may terminate this Agreement because of Consultant's disability if an independent physician mutually selected by the Consultant (or Consultant's legal representative) and the Company's Board of Directors or its designee (or, upon a good faith inability of such parties to effect the selecting within a period of ten (10) days, then by an independent physician selected by the independent certified public accounting firm then serving the Company) shall have determined that the Consultant has been substantially unable to render to the Company services of the character contemplated by Section 1 of this Agreement, by reason of a physical or mental illness or other condition, for more than 60 consecutive days or for shorter periods aggregating more than 90 days in any period of 12 consecutive months (excluding in each case days on which the Consultant shall be on vacation). In the event of such disability, the Consultant shall be entitled to receive any compensation under Section 3, accrued, vested and unpaid as of the date of any such termination and upon the Consultant's receipt of such compensation the Company shall be under no further obligation hereunder to the Consultant and the Consultant no longer shall entitled to receive any payments or any other rights or benefits under this Agreement.

     13.3 Termination by the Company for Cause. The Company may terminate this Agreement hereunder for "Cause." For purposes of this Agreement, "Cause" shall mean any of the following:

                    (i) The Consultant's repeated willful misconduct or gross negligence;

                    (ii) The  Consultant's   repeated  conscious   disregard  of
                         Consultant's obligations hereunder;

                    (iii)The Consultant's  commission of any act involving fraud or moral turpitude; or,

                    (iv) A determination  that the Consultant has demonstrated a dependence upon any addictive substance, including alcohol, controlled substances, narcotics or barbiturates;

         provided, however, that if the Company desires to terminate the Consultant for any of the reasons set forth in: (1) clause i or ii of this Section 13.3, the Company must be able to demonstrate that, within the 60 day period immediately following the alleged occurrence of each proscribed act or omission preceding the act or omission upon which it is basing its right to effect a termination for Cause, it furnished to the Consultant a written description of the allegedly proscribed act or omission and a statement advising Consultant that the Company view such conduct as being of the type which could lead to a termination of this Agreement for Cause; or, (2) clause iii or iv of this Section 13.3, the Company shall first be required to obtain an opinion from Company counsel to the effect that there is an adequate basis upon which either such determination may be made. Except for any compensation under
         Section 3 accrued, vested and unpaid as of the date of any such termination, the Company shall be under no further obligation hereunder

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
         to Consultant and Consultant no longer shall be entitled to receive any payments or any other rights or benefits under this Agreement.

     13.4 Termination by the Company Other Than for Cause. The Company may terminate this Agreement hereunder upon the expiration of the initial term, provided that notice of termination is furnished at least 30 days prior to its effectiveness and subject, to the right of Consultant, within such notification period, to effect his own Good Reason termination as described in Paragraph 13.5, below. In the event of such termination, as well as, in the event that Consultant shall have timely effected a Good Reason termination, the compensation authorized under the provisions of Paragraph 13.5, and following Consultant's receipt of such compensation the Company shall be under no further obligation hereunder to Consultant and Consultant no longer shall be entitled to receive any compensation or any other rights or benefits under this Agreement.

     13.5 Termination by Consultant for Good Reason. Notwithstanding anything herein to the contrary, Consultant shall be entitled to terminate this for "Good Reason" without breach of this Agreement. For purposes of this Agreement, "Good Reason" shall exist upon the occurrence of any of the following, in each case without the Company first being in receipt of Consultant's written consent:

                    i. A directed change in Consultant's principal place of providing services hereunder to a location other than Central Florida area:

                    ii.  A  material   adverse   change  in,  or  a  substantial
                         elimination of, the duties and responsibilities of Consultant;

                    iii. A material  breach by the  Company  of its  obligations hereunder;

                    iv.  A change in control of the Company;

                    v. Receipt by Consultant of the Company's notice that it intends to terminate Consultant other than for cause either at the end of the term of this Agreement, or prior thereto; or,

                    vi. Impairment of Consultant's health to an extent that makes Consultant's continued performance of duties under this Agreement hazardous to Consultant's physical or mental health, provided that consultant shall have furnished the Company with a written statement from a qualified physician to that effect, and, provided further, that, at the company's request, made within ten (10) days after its being furnished with a copy of such statement, Consultant shall submit to an examination by a physician selected by the Company and such physician shall have concurred in writing with the conclusion of Consultant's physician.

for purposes of clause iv, above, a "change in control of the Company" shall mean (A) the acquisition, directly or indirectly, after the date hereof, by any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as if effect on the date hereof), of voting power over voting shares of the Company that would entitle the holder(s) thereof to cast at least 25% of the votes that all shareholders would be entitled to cast in the election of directors of the Company, provided that such term shall not be deemed to apply to an acquisition by one or more institutional underwriters directly from the Company in accordance with the conditions of a registration statement theretofore filed with and declared effective by the United States

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Securities and Exchange Commission;  or, (B) the failure, at any time during any period of one year occurring within the term of this Agreement, of the individuals who at the beginning of such period shall constitute the Company's Board of Directors to constitute at least a majority of such membership, unless the election of each director who is not a director at the beginning of such period shall have been approved in advance by directors representing at least 75% of the directors then in office who are directors at the beginning of the period.

     In the event of a Good Reason termination by Consultant within the term of this Agreement, consultant shall be entitled to receive from the Company, on the first day of each succeeding month within such term, the compensation set forth in Paragraph 3.1 to 3.3, inclusive, on the first day of each of the succeeding 12 months, ("Post-Termination Compensation"); provided that the Company shall have the right at any time during such deferred payment period to pay the balance of any Post-Termination Compensation then owing Consultant in one lump sum; and provided further that Consultant's entitlement to Post-Termination Compensation shall cease upon (a) Consultant's death, or (b) the date of occurrence of any material breach by Consultant of Consultant's post-employment covenants described in Section 8 and 9, above, but, in either event, only to the extent such breach results in material damage, cost or expense to the Company. Except for such continuing entitlement to compensation under Section 3, accrued, vested and unpaid as of the date of any such termination, Consultant no longer shall be entitled to receive compensation under this Agreement, and the Company shall have no further obligation hereunder to Consultant following any such termination.

     13.6 Termination by Consultant for Other Than Good Reason. Consultant may terminate Consultant's engagement hereunder upon the expiration of the term, by providing notice of such termination at least 30 days in advance of such expiration date. In the event of such termination, Consultant shall be entitled to receive any compensation under Section 3, accrued, vested and unpaid as of the date of any such termination; and following Consultant's receipt of such compensation the Company shall be under no further obligations hereunder to Consultant and consultant no longer shall be entitled to receive any compensation under this Agreement.

     13.7 "Bankruptcy of Company". The Company's use of any provisions of the Federal Bankruptcy Act, comparable state statutory law, receivership, insolvency of dissolution of the Company.

     13.8 "Revocation." The written revocation of this Agreement by all parties.

     14. SEVERABILITY. Except as noted below, should any provisions of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable or invalid for any reason, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby and the invalid or unenforceable part, term or provision shall be deemed not to be a part of this Agreement. The covenants set forth in this Agreement are to be reformed pursuant to Section 15 if held to be unreasonable or enforceable, in whole or in part, as written and as reformed, shall be deemed to be part of this Agreement.

     15. REFORMATION. If any of the covenants or promises of this Agreement are determined by any court of law or equity, with jurisdiction over this matter, to be overly broad and therefore unenforceable, in whole or in part, as written, Consultant hereby consents or promises so as to be reasonably and enforceable and that said court enforce the covenant or promise as so reformed.

     16. INJUNCTIVE RELIEF. Consultant understands, acknowledges and agrees that in the vent of a breach or threatened breach of any of the covenants and promises contained in Section 8 to 12, inclusive, the Company will suffer

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
irreparable injury for which there is no adequate remedy at law and the Company for Consultant's breach or threatened breach as aforesaid, shall be entitled, as a matter of right, and without notice to Consultant, to temporary injunctive relief, without posting a bond or other security, and upon final hearing to have a permanent injunction entered against Consultant by a court of competent jurisdiction. Consultant further acknowledges, however, that the Company shall have the right to seek a remedy at law as well as or in lieu of equitable relief in the event of any such breach. In any such proceedings, the Company shall be entitled to specific performance and to recover damages plus court costs and reasonable attorney fees, including the same on appeal.

         17. ASSIGNMENT. This Agreement is a contract for personal services and shall not be assigned by the Company or Consultant in any manner or by operation of law except by mutual written consent of the parties hereto; provided, however, that this restriction against assignment shall not preclude assignment by the Company without the consent of Consultant as a result of a merger into, consolidation with, or sale of substantially all of the assets of the Company to another entity. The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, and upon Consultant and its heirs, personal representatives, successors and assigns. The term "Company" as used in this Agreement shall be deemed to include the successors and assigns of the original or any subsequent entity constituting the Company as well as any and all divisions, subsidiaries, or affiliates, thereof.

     18. WAIVER. The waiver by any party to this Agreement of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent or simultaneous breach.

     19. APPLICABLE LAW. This Agreement shall be governed by, interpreted and construed under the internal laws of the State of Florida without reference to its conflict of laws principles.

     20. HEADINGS AND CAPTIONS. The headings and captions use din this Agreement are for convenience of reference only, and shall in no way define, limited expand or otherwise affect the meaning or construction of any provisions of this Agreement.

     21. NOTICE. Any notice required or permitted to be given when delivered in person or when deposited, properly addressed, in the United States mail, first class, postage prepaid, return receipt requested.

     22. GENDER. All pronouns or any variations thereof contained in this Agreement refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

     23. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Company and Consultant with respect to the subject mater of this Agreement and supersedes any prior agreements by and between Company and Consultant, or understandings between the Company and Consultant with respect to such subject matter. No amendment or waiver of this Agreement or any provision hereof shall be effective unless in writing signed by both of the parties.

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
     IN WITNESS WHEREOF, the Company and Consultant have caused this Agreement to be executed, under seal, as of the date and year first above written.

                                    COMPANY:

                                    HOLIDAY RV SUPERSTORES, INC.,
                                      a Florida corporation

                                    By:
                                        -----------------------------------
                                        Name:             , President


  [CORPORATE SEAL]



                                   CONSULTANT:


                                   --------------------------------------------
Witness:                           Name:


------------------
Witness Printed Name


------------------
Witness Printed Name

                    SCHEDULE OF OMITTED CONSULTING AGREEMENTS

Consulting Agreement dated June 22, 1999 by and among Newton C. Kindlund and Holiday RV Superstores, Inc.

Consulting Agreement dated June 22, 1999 by and among Joanne Kindlund and Holiday RV Superstores, Inc.